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CALLIDUS SOFTWARE INC.
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Callidus Software Inc. sent the communications below to its employees on January 30, 2018.

Dear Team,

Our Board of Directors has just unanimously approved a definitive agreement for SAP to acquire CallidusCloud. I want to share with you some thoughts about this news.

The Bottom Line: The combination of CallidusCloud and SAP brings to market the most comprehensive, enterprise ready Lead To Money suite in the SaaS world. Joined up marketing, sales, HCM and ERP from the worlds trusted enterprise cloud leader is a game changer for us, SAP and our customers.

I believe that great cloud software companies are only about people and talent. I believe that great cloud software companies are bought not sold. It is not unusual for great companies like the one we are building to be approached by interested acquirers. This is especially true when you consider that in SAP’s case they became a customer and a partner in the last two years and understand a great deal about our strength as a cloud provider and our potential. They know our culture and partnered with us because of the potent strategic fit of our solutions.

The fundamental consideration when we evaluate the prospect of becoming part of a larger company is what such an acquisition would mean to our stockholders, all of you, our customers and our business partners. Many of our stockholders have supported us for years. They have trusted us to diligently grow value and today represents in my view a super outcome for their loyalty.

I am especially mindful, however, that each of you made a decision to join up with our mission and work along-side us to create an outstanding cloud company. So it is vital that the next phase of our journey is characterized by a compatible, welcoming culture that shares our vision to deliver the very best cloud service. I believe that not only have we found that partner in this strategic acquirer but we have also found the strongest possible global team to deliver with us in our Lead To Money vision. In my opinion SAP will be the number one enterprise cloud company, uniquely capable of delivering an unmatched breadth and depth of capability with a global mindset and a strong inclusive culture.

Whilst we have our own unique culture, I believe we have found in SAP a company and leadership team with whom we share common values, a common operating language, and a deep desire to build an enduring, innovation-driven company that sets the bar in the domains that it serves.

From my interactions across the business I have seen that they’re a company that gives all their people a chance to fulfill their own personal vision. This characteristic is a key factor in our willingness to consider combining with SAP to become one company.

Today, after the public announcement of the transaction, I encourage you to celebrate this news with your nearest and dearest. I am proud of each and every one of you. Tomorrow we begin the next phase of our journey and I can’t wait to join up with our new team to take our Sales Performance Management, Sales Execution and Sales Enablement cloud offerings to the broadest possible marketplace.

The leadership team has put together a short FAQ which I encourage you all to read. It has some important information that you will find very useful in the coming days. We have also brought together an extended leadership group of 40 people who are educated in the transaction and the implications for all of us. At the same time SAP executives and their talent team will be joining with us at various stages to smooth the transition. Suffice to say the key message today is that we all need to continue with our work and to execute on our 2018 plans.

As always I offer each and every one of you the chance to discuss any ideas, issues or concerns with me directly or any other executive through our always open door.

Employee FAQs

Who is SAP?

As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device — SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 300,000 customers to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com

Why is SAP acquiring CallidusCloud ?

SAP’s strategy is to be THE Cloud Company and this means helping customers “Run simple” across everything that they do. SAP’s acquisition of CallidusCloud is another bold step forward in executing on this winning strategy. CallidusCloud is the market leader in the multi-billion dollar sales performance management market and has market leading cloud offerings in Sales Execution and Mobile Learning. The CallidusCloud platform will help fulfill the SAP promise by enabling customers to simplify existing, complex processes with a globally scaled platform of incentives, sales performance management, CPQ and learning and sales enablement.

What will happen to the CallidusCloud brand?

It is vitally important to me that we use the power of SAP, as an SAP company to leverage our now extensive sales and marketing opportunity. So you should expect to see this brand effect across our properties. For those of you in customer facing situations — that means most of us - this is a fabulous time to engage our customers and discuss the value of our new combination.

How is the acquisition being communicated externally?

SAP and CallidusCloud issued a joint press release and held a conference call with press, industry and financial analysts. Additionally, we have communicated to our customers and partners about the acquisition.

When is the acquisition set to close?

The transaction is expected to close in Q2 of calendar year 2018, subject to our stockholder approval, receipt of regulatory approvals and satisfaction of other customary closing conditions.

What happens during the time between the announcement and the close of this transaction?

The day to day does not change between now and close. You should continue to operate as you have been doing and stay focused on the same goals and business plans you have been executing on up to this point.

Will you bundle offerings of SAP and Callidus’ solutions?

We will evaluate all solutions and potential joint offerings through a more comprehensive process after transaction close, in the meantime please make the most of this news for customers benefit.

Where do we go if we have more questions?

Besides your manager, you can email MyQuestions@calliduscloud.com with questions you have. A team will review and consolidate all questions on an ongoing basis. Team member, organization, and integration questions will arise. From this announcement until the close of this transaction there are guidelines as to how our companies engage as well as our ability to provide answers to all of your questions. Until then we will continue to operate as usual and our teams will have the chance to truly engage in strategic and operational planning once the transaction closes. This timing is dependent upon government approval.

Do I still have a job?

Yes. This move is not about industry consolidation and layoffs. It is about innovating and growing our joint businesses. The skills and knowledge of the Callidus team are critical to our success and the primary reason for this acquisition. SAP is relying on your deep domain experience. Our team is vital in developing our joint future and we’re counting on your engagement and support to make that happen. SAP is happy to welcome us to the SAP family. We do not anticipate workforce changes, and SAP will be working with us on go forward plans post-close and we will keep you informed throughout the process.

Will my job change?

Your job has not changed and is expected to stay consistent following successful completion of the transaction.

Why should we be excited to join SAP?

The strategy behind this merger is to jointly scale the sales and learning clouds in a way that we can only achieve together. This is an exciting proposition for our team, and we look forward to working on it together. Furthermore, being part of SAP opens up a world of career opportunities for the future, due to SAP’s sheer size and breadth. SAP is a top employer in many countries — partly due to a strong global culture that recognizes diversity of experience as one of the keys to our success.

What will happen to the Callidus executive management team?

The existing management team will continue to lead the business as part of the SAP organization.

When can we expect more information on SAP benefits, employee plans, and programs?

We will remain on our existing benefits, employee plans and programs until the successful completion of the transaction. More details regarding SAP benefits will be provided following this milestone.

Will my salary be impacted?

You will not experience any reduction in your current salary as a direct result of the closing of this transaction. Following the closing, we will work with SAP to review the total compensation package today and work to ensure that a highly competitive package remains in place.

If I have a bonus plan, will my bonus plan be impacted? How will bonuses be handled for this year?

The FY17 bonus will be paid out in accordance with the existing bonus plan.

What will happen to the Employee Stock Purchase Program (ESPP)?

Participants who are scheduled for a purchase on February 15, 2018 will purchase shares as scheduled.

If your initial enrollment was in a February offering period your ESPP participation will end as of February 15, 2018.

If you enrolled in an August offering period you will continue to contribute and your final purchase will be on the date the acquisition occurs.

What will happen to my options and RSUs?

The value of vested awards will be settled at the buy price of $36 with RSU holders no later than 30 days after the closing.

What will happen to my unvested RSUs ?

You are expected to retain your role in the company. As long as you do, your unvested RSU’s will crystalize as cash on closing and vest to you in the normal schedule.

Will there be an annual refresh of Callidus Software Inc. Stock for high performers?

Yes there will be the usual grant in February, commensurate with last year’s grant. In fact your manager will be informing you of any award before 2/14/2018.

What happens to my stock options?

For stock options, each stock option that is outstanding and unexercised immediately prior to the closing will be canceled in exchange for a cash payment to the option holder equal to the product of the number of shares subject to the option immediately prior to closing multiplied by an amount equal to and the excess of the merger consideration per share ($36 per share) over the exercise price of the option. Just as if you exercised and sold your option in the normal process.

All payments on equity awards will be subject to applicable tax withholdings.

Does my immigration status change?

No, your current status will not change and all immigration cases will proceed in the normal course. SAP like CallidusCloud believes strongly in securing the best talent globally and will work with each individual to understand and assess his/her situation with the goal of continuing to support ongoing immigration efforts.

Will CallidusCloud team members have to move to an SAP office?

All staff will remain at their current locations until the successful completion of the transaction. As we ourselves have done in the past, we will look for the best locations for our employees, and ensure we are addressing lease expirations as typical.

Which company policies will apply for me individually moving forward?

Until the successful completion of the transaction, SAP and CallidusCloud will remain two independent companies. As a result, all existing policies, including our code of conduct, will remain unchanged. More information on SAP policies will be provided following the successful completion of the transaction.

Does the annual review process, merit increase and bonus process for FY17 change?

No.

Do we still need to complete FY18 goals for ourselves and for our teams?

Yes.

How does this impact our current hiring plans?

Hiring activity for the majority of roles will remain the same and part of our normal business between now and close.

Will we still have Presidents Club, C3 and other external and internal events?

Yes.

What does the integration timeline look like?

The transaction is expected to close in the second quarter of calendar year 2018 subject to our stockholder approval, receipt of regulatory approvals and satisfaction of other customary closing conditions. Until then, business at SAP and CallidusCloud will operate as usual. More details on integration will be provided after that milestone.

What will the integration process look like?

Until the acquisition is closed, everything will remain unchanged, employees will report into Leslie Stretch. CallidusCloud is to become part of SAP’s Cloud Business Group.

What have been the success measures for recent acquisitions (i.e., Ariba, SuccessFactors,Concur)?

There are a number of success measures applied to each acquisition that SAP makes. Holistically, revenue attainment, people retention and engagement and attainment of the integration product roadmap are key success metrics that they track on a quarterly basis for all acquisitions.

Products and Technology

As a result of this news today, are there any changes to how we sell CallidusCloud products? Are there new rules that must be aligned to SAP?

Until the successful completion of the transaction, sales to customers continue on their regular course. After the close, SAP and CallidusCloud product and go-to-market teams will determine the best approach with respect to determining any rules of engagement for the Field. Lead To Money is a game changer and this combination will take our solutions to the widest possible market. We already have a go to market partnership with SAP and our efforts in that alliance must continue. We will provide an update on these plans following the close date.

When will a joint product offering be available? Will this be included in SAP’s standard pricing or will there be an additional fee?

Until the successful completion of the transaction, we will maintain our current product offerings. We will have details in this area following the successful completion of the transaction.

Will we be re-platforming our solutions on SAP HANA?

CallidusCloud will evaluate opportunities to move to SAP technologies, and over time, we expect that we will implement SAP HANA. Part of our success at CallidusCloud is that we use our Lead To Money technologies. SAP has many application core technologies we can leverage. We also intend to migrate to and use as many SAP applications in our own business as we possibly can. This will provide great opportunities for our own staff and produce effective synergies by removing expensive third party platforms.

Go-to-Market

Who is communicating with CallidusCloud customers, partners, and analysts?

Following the distribution of the press release, we will conduct briefings with analysts and members of the media. We also will have one-on-one discussions with key CallidusCloud customers and partners. It is a superb communications opportunity for us all.

What do SAP customers gain from this acquisition?

SAP’s cloud offering will get a significant boost with the addition of CallidusCloud solution portfolio. Our leadership in sales performance management, execution and enablement solutions gives SAP an opportunity to deliver for its customers a world class offering and provides key elements to build out the most comprehensive cloud Lead To Money offering that the market has seen to date.

What do Callidus customers gain from this acquisition?

Callidus customers will gain access to SAP’s vast portfolio of world-class solutions and the world’s largest global network, and support from the strongest enterprise software company in the world. These benefits will be magnified as we achieve greater integration between Callidus and SAP solutions.

What does this acquisition mean for partners of both companies?

This acquisition is expected to provide new opportunities for each company’s partners to strengthen and extend their relationships with both companies.

Can SAP account executives sell Callidus solutions? If so, when?

The combined strength of our individual distribution forces and client bases is something I am very excited about. Until the deal closes, both companies remain separate and must conduct their business accordingly. However, we already have a contracted go to market partnership with SAP. Post-closing, field guidelines will be made available detailing the rules of engagement between Callidus and SAP sales teams in order to maximize potential.

Will SAP honor Callidus’ contractual commitments?

Yes

What can I say to my client and contacts if they are asking questions about the acquisition and I don’t have the answer?

Share my Bottom Line quote from above here, point out the existing relationship and be clear on the benefits of the partnership. If you are unclear how to deal with any questions invite the customer to talk with me, Eric, Roxanne, Rory or Jimmy or any executive.

For now, it’s very much business as usual for us and we are continuing to focus on taking care of our customers and partners.

Additional Information About the Merger

In connection with the proposed merger, Callidus Software Inc. (“Callidus”) will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement will be mailed to Callidus stockholders entitled to vote at the special meeting related to the proposed merger, and will contain important information about the proposed transaction and related matters. CALLIDUS STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO IT. Callidus stockholders are advised that they may obtain free copies of the proxy statement filed by Callidus with the SEC (when it becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when it becomes available) from Callidus’s website at https://investor.calliduscloud.com/about-us/investor-relations/ or from Callidus by written request to Investor Relations, Callidus Software Inc., 4140 Dublin Blvd #400, Dublin, CA 94568.

Additionally, Callidus and SAP SE (“SAP”) will file other relevant materials in connection with the proposed acquisition of Callidus by SAP America, Inc. (“Parent”), a Delaware corporation, an indirectly wholly-owned subsidiary of SAP and the principal U.S. operating subsidiary of SAP, pursuant to the terms of an Agreement and Plan of Merger by and among, Parent, Emerson Acquisition Corp., a wholly owned subsidiary of Parent, and Callidus. SAP, Callidus and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Callidus stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of SAP’s executive officers and directors in the solicitation by reading SAP’s most recent Annual Report on Form 20-F and the proxy statement and other relevant materials filed with the SEC when they become available. These documents are available free of charge at the SEC’s website at www.sec.gov. Information concerning the interests of Callidus’s participants in the solicitation, which may, in some cases, be different than those of Callidus stockholders generally, will be set forth in the proxy statement relating to the proposed merger when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication regarding the proposed merger, the expected timetable for completing the merger, benefits and synergies of the transaction, future opportunities for the combined company and products, and any other statements about beliefs, goals, plans, prospects and expectations, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”). Any statements that are not historical fact, including statements that include words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words), or similar expressions of a future or forward-looking nature, identify forward-looking statements. A number of important factors and uncertainties could cause actual results or events to differ materially from those described in these forward looking statements, including without limitation: the risk that parties may be unable to consummate the proposed transaction due to failure to satisfy conditions to the completion of the merger, including the receipt of stockholder approval or regulatory approval, which might not be obtained on the terms expected, on the anticipated schedule or at all; uncertainties as to the timing of the completion of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the possibility that the parties may be unable to achieve expected benefits and synergies of the merger within the expected timeframes or at all, or to successfully integrate Callidus’s operations into those of SAP; the possibility that such integration may be more difficult, time consuming or costly than expected; risk that revenues following the transaction may be lower than expected, or that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; the retention of key employees at Callidus; disruption of management attention from ongoing business operations due to the transaction; uncertainties in the accounting and tax treatment of the merger; legal proceedings that may be instituted against SAP or Callidus and others following announcement of the proposed transaction; the effects of the business combination of SAP and Callidus, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in the Callidus Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Callidus’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are available at http://www.sec.gov and on Callidus’s website at https://investor.calliduscloud.com/about-us/investor-relations. Callidus assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.